File No. 70-7875

				SECURITIES AND EXCHANGE COMMISSION

    					Washington, D.C. 20549

 	 			 POST-EFFECTIVE AMENDMENT NO.1
        					(Amendment No. 3)
						              to
						           FORM U-1

               	  Under

		THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

			THE CONNECTICUT LIGHT AND POWER COMPANY
        					107 Selden Street
				      Berlin, Connecticut 06037

			WESTERN MASSACHUSETTS ELECTRIC COMPANY
    				  174 Brush Hill Avenue
			West Springfield, Massachusetts 01089

(Name of companies filing this statement and address of principal executive offices)

       					NORTHEAST UTILITIES
			(Name of top registered holding company)

      					Cheryl W. Grise, Esq.
		Vice President, Secretary and General Counsel
			Northeast Utilities Service Company
					          P.O. Box 270
			   Hartford, Connecticut 06141-0270
		   (Name and address of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Randy A. Shoop	          				      	Jeffrey C. Miller, Esq.
Assistant Treasurer-Finance  			    Assistant General Counsel
Northeast Utilities Service Company	Northeast Utilities Service Company
P.O. Box 270						                  P.O. Box 270
Hartford, Connecticut 06141-0270	  	Hartford, Connecticut 06141-0270






ITEM 1.  DESCRIPTION OF NIANTIC BAY FUEL TRUST
	    FINANCING ARRANGEMENTS AND PROPOSED MODIFICATIONS

	1.	The Connecticut Light and Power Company ("CL&P") and Western
Massachusetts Electric Company ("WMECO", collectively, the "Applicants" or "Lessees"), each an electric utility subsidiary of Northeast Utilities ("NU"), a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), hereby supplement and amend their Application/Declaration in this proceeding, as heretofore amended ("Application"), in order to seek the Commission's approval for certain proposed modifications to existing nuclear fuel financing arrangements (the "Nuclear Fuel Financing Arrangements"), all as hereinafter described.

	A.	BACKGROUND

	2.	The Applicants hereby submit this Post-Effective Amendment No. 1 to the Application to the Commission in File No. 70-7875, with respect to a proposed modification of and amendment to (the "Modification") the Nuclear
Fuel Lease Agreement (the "Lease"), dated as of January 4, 1982, as amended and restated as of February 11, 1992, between the Lessees and Bankers Trust
Company, in its capacity as Lessor  (the "Lessor"). The Lease and certain amendments thereto were previously approved by the Commission in its orders dated December 30, 1981 (HCA Release No. 35-22342) and May 19, 1982 (HCA
Release No. 35-22501) in File No. 70-6639, January 23, 1992 in File No. 70-
7875 (HCA Release No. 35-25458) and March 4, 1998 (HCA Release No. 35-26836)
in this File.

	3.	The Applicants have joint ownership interests in three nuclear electric generating units located at Millstone Point in Waterford, Connecticut. CL&P and WMECO have approximately an 81.221% and 18.779% (aggregating 100%) ownership interest, respectively, in Millstone Unit 1 and Millstone Unit 2 ("Unit 1" and "Unit 2"). CL&P and WMECO have a 52.933% and 12.239% (aggregating 65.172%) ownership interest, respectively, in Millstone Unit 3 ("Unit 3"). The Applicants are responsible for a like percentage of the fuel costs for each unit.

	4.	In order to provide a single comprehensive and efficient framework for the financing of nuclear fuel through the burn-up stage of the nuclear fuel cycle for Unit 1 and Unit 2, as well as the Applicants' approximately
65.172% ownership interest in the nuclear fuel for Unit 3, the Applicants entered into arrangements in July 1982 with Bankers Trust Company, not in its individual capacity but solely as Trustee (the "Trustee") of the Niantic Bay
Fuel Trust (the "Trust") for the purpose of nuclear fuel financing.

	5.	Upon making a payment with respect to nuclear fuel, the Trust acquires title to such nuclear fuel and the related nuclear fuel contract rights. Pursuant to the Lease, the Trust then leases the nuclear fuel to the Applicants and utilizes the Applicants' lease payments to service the credit financing.

	6.	In July 1998, the Applicants announced their intention to
permanently cease operations at Unit 1 and notified the Nuclear Regulatory Commission ("NRC") of that decision. The Applicants subsequently caused all nuclear fuel to be permanently removed from the reactor vessel of Unit 1 and so notified the NRC. Consequently, they are no longer authorized to operate Unit 1 or retain nuclear fuel in its reactor. Under Section 23(a)(ix) of the Lease, the foregoing events could constitute an Event of Termination. Although Events of Termination may trigger termination of the Lease and certain payments by the Applicants to the Trust, Section 23(a)(ix) of the Lease provides for a partial termination with respect only to the affected unit (in this case, Unit 1) unless the triggering event does, or will have, a material adverse effect on the financial condition or business prospects of CL&P or WMECO, as determined by the Lessor and The First National Bank of Chicago, in its capacity as Collateral Agent (the "Collateral Agent") under a security agreement between the Trustee and the Collateral Agent. The Applicants do not believe the cessation of operations at Unit 1 has had such an effect, nor have they received any notice from the Collateral Agent that this has occurred. Accordingly, the Applicants propose to treat the cessation of operations by Unit 1 as causing a partial termination of the Lease.

	7.	In the event of a partial termination of the Lease, the Lessees are currently required to obtain the release of the nuclear fuel located at or intended to be used in the unit (in this case, Unit 1) to which partial termination applies (in this case, defined as "Unit 1 Nuclear Fuel").  To obtain the release of the Unit 1 Nuclear Fuel from the Lease, the Lessees are required to pay to the Lessor an amount equal to the stipulated loss value of the Unit 1 Nuclear Fuel, which is defined for these purposes as certain unamortized costs allocable to the Unit 1 Nuclear Fuel, currently approximately $80 million. The Applicants propose to amend the Lease so as to terminate it as to Unit 1 and the Unit 1 Nuclear Fuel in return for the
Applicants depositing with the Trustee an aggregate principal amount of $80.2 million of new  first mortgage bonds approximately ratably with their respective interests in Unit 1 for the benefit of the investors.

	8.	Except as otherwise set forth in Section 24(c)(v) of the Lease, as amended by the Modification, which provides for certain conforming definitions under the Lease, the proposed amendment to the Lease will be applicable only to the partial termination of the Lease in connection with the permanent cessation of operations at Unit 1, and in no event shall be applicable to any other Event of Termination.

	9.	As required by the Lease, written consent for the proposed
Modification has been received from the holders of at least 66 2/3% in principal amount of the Series G Intermediate Term Secured Notes (the "Series G Noteholders").

B. 	AMENDMENT TO APPLICATION

10.	Paragraph 6 of the Application is hereby amended by adding the following language to the end thereof to reflect the proposed modifications to the Nuclear Fuel Financing Arrangements:

"The Trustee and the Collateral Agent have consented to a modification of and amendment to the Lease Agreement (the "Modification") and a Second Supplement and Amendment to the Security Agreement (the "Second Supplement"). The Modification will effect a partial termination of the Lease with respect to Millstone 1, and a release and conveyance back to the Lessees, on a pro rata basis according to their respective ownership interests in Millstone 1, of the Nuclear Fuel intended to be used in Millstone 1 ("Millstone 1 Nuclear Fuel") upon the issuance by the Applicants to the Trustee of an aggregate principal amount of $80.2 million of collateral first mortgage bonds (the "1999 Collateral Bonds"). This arrangement is in lieu of the Applicants providing the Trustee and the Collateral Agent with an amount of cash equal to the stipulated loss value of the Millstone 1 Nuclear Fuel, or $80 million.

Of the $80.2 million aggregate principal amount of the 1999 Collateral Bonds to be issued, approximately 81%, or a maximum of $64.8 million, will be issued by CL&P and approximately 19%, or a maximum of $15.4 million, will be issued by WMECO. The Trustee will then pledge the 1999 Collateral Bonds to the Collateral Agent pursuant to the Second Supplement. The Applicants are seeking approval of their respective state utility regulators for issuance of their respective 1999 Collateral Bonds; if these approvals are received, such issuances will be exempted from Commission review pursuant to Rule 52 under the Act."

	11.	The Applicants hereby further amend and supplement the Application by adding the following paragraph:

		19A. "The Applicants believe that Sections 6(a), 7 and 12 of the Act and Rule 52 thereunder are, or may be, applicable to the transactions proposed herein, and by virtue of Rule 52, CL&P and WMECO are exempt from the provisions of Section 6(a) as it relates to their issuance of the 1999
Collateral Bonds,  as required to secure their obligations under the Lease."


	C.	OTHER MATTERS

	12.	Except in accordance with the Act, neither NU nor any subsidiary thereof (a) has acquired an ownership interest in an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO") as defined in Sections 32 and 33 of the Act, or (b) now is or as a consequence of the transactions proposed herein will become a party to, or has or will as a consequence of the transactions proposed herein have a right under, a service, sales, or construction contract with an EWG or a FUCO. None of the proceeds from the transactions proposed herein will be used by NU and its subsidiaries to acquire any securities of, or any interest in, an EWG or a FUCO.

	NU and its subsidiaries are in compliance with Rule 53(a), (b), and (c), as demonstrated by the following determinations:

(i)	NU's aggregate investment in EWGs and FUCOs (i.e., amounts invested in or committed to be invested in EWGs and FUCOs, for which there is recourse to
NU) does not exceed 50% of NU's and its subsidiaries' consolidated retained earnings as reported for the four most recent quarterly periods on NU's Form 10-K and 10-Qs. At December 31, 1998, the ratio of such investment ($ 51 million) to such consolidated retained earnings ($606 million) was 8.5 percent.

(ii)	Ave Fenix (NU's only EWG or FUCO at this time) maintains books and records, and prepares financial statements in accordance with Rule 53(a)(2). Furthermore, NU has undertaken to provide the Commission access to such books and records and financial statements, as it may request.

(iii) No employees of NU's public utility subsidiaries have rendered services to the EWGs/FUCOs.

(iv)	NU has submitted (a) a copy of each Form U-1 and Rule 24 certificate that has been filed with the Commission under Rule 53 and (b) a copy of Item 9 of the Form U5S and Exhibits G and H thereof to each state regulator having jurisdiction over the retail rates of NU's public utility subsidiaries.

(v)	Neither NU nor any NU subsidiary has been the subject of a bankruptcy or similar proceeding unless a plan of reorganization has been confirmed in such proceeding. In addition, although NU's average consolidated retained earnings ("CREs") for the four most recent quarterly periods have decreased by 10% or more from the average for the previous four quarterly periods (at December 31, 1997, NU's CREs were $ 733 million; at December 31, 1998 NU's
CREs were $606 million), NU's aggregate investment in EWGs/FUCOs at such date ($51 million) did not exceed two percent of NU's consolidated capital invested in utility operations ($125.7 million).

(vi)	In the previous fiscal year, NU did not report operating losses attributable to its investment in EWGs/FUCOs, unless such losses did not exceed 3 percent of NU's consolidated retained earnings.


ITEM 2.  FEES, COMMISSIONS AND EXPENSES

	13.	Estimated fees are filed as Exhibit G.4.

ITEM 4.  REGULATORY APPROVAL

	14.	CL&P has applied to the Connecticut Department of Public Utility
Control ("DPUC") for approval of the transactions proposed herein, including the issuance of the 1999 Collateral Bonds. WMECO has filed a petition with the Massachusetts Department of Telecommunications & Energy ("DTE") for approval of the transactions proposed herein, including the issuance of the 1999 Collateral Bonds, and an application with the DPUC seeking a waiver of approval for the proposed transactions. A copy of the applications to the DPUC and the petition to the DTE are filed herewith as exhibits. A copy of the respective orders issued by the DPUC and the DTE will be filed by amendment.

ITEM 5.  PROCEDURE

	15.	The Applicants respectfully request that the Commission issue its order permitting this post-effective amendment to become effective as soon as practicable, and in any event no later than May 12, 1999. The Applicants hereby waive any recommended decision by a hearing officer or by any other responsible officer of the Commission and waive the 30-day waiting period between issuance of the Commission's order and the date on which it is to become effective, since it is desired that the Commission's order, when issued, become effective immediately.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS

	16.	The list of exhibits in Item 6 is amended by adding the following:

(a)	 Exhibits

B.7.	Proposed Modification and Amendment of Nuclear Fuel Lease

B.8.	Proposed Second Supplement and Amendment to the Security Agreement

D.5.	Application of CL&P to the Connecticut Department of Public Utility
Control for Approval of Certain Modifications to Nuclear Fuel Financing Arrangements

D.6.	Petition of WMECO to the Massachusetts Department of Telecommunications
and Energy for Approval of Proposed Modifications to Nuclear Fuel Financing Arrangements

D.7.	Application of WMECO to Connecticut Department of Public Utility Control
for Waiver of Approval of Certain Modifications to Nuclear Fuel Financing Arrangements

D.8.	Order of the Connecticut Department of Public Utility Control Approving
Certain Modifications to Nuclear Fuel Financing Arrangements (To be filed by amendment)

D.9.	Order of the Massachusetts Department of Telecommunications and Energy
Approving Certain Modifications to Nuclear Fuel Financing Arrangements (To be filed by amendment)

D.10. Order of the Connecticut Department of Public Utility Control Granting Waiver of Approval of Certain Modifications to Nuclear Fuel Financing Arrangements (To be filed by amendment)

G.4.	Schedule of Fees, Commissions and Expenses

H.2.	Form of Notice

I.	Financial Data Schedules
	a) The Connecticut Light and Power Company and Subsidiaries
	b) Western Massachusetts Electric Company and Subsidiaries
	c) Northeast Utilities and Subsidiaries

(b) 	 Financial Statements

1a.	The Connecticut Light and Power Company and Subsidiaries

1.1a   Balance Sheet, per books and pro forma, as of December 31, 1998

1.2a	Statement of Income and Surplus, per books and pro forma, 12 months ended December 31, 1998

2a. Western Massachusetts Electric Company and Subsidiaries

2.1a	Balance Sheet, per books and pro forma, as of December 31, 1998

2.2a	Statement of Income and Surplus, per books and pro forma, 12 months ended December 31, 1998

3a.	Northeast Utilities and Subsidiaries

3.1a	Consolidated Balance Sheet, per books and pro forma, as
	of December 31, 1998

3.2a	Consolidated Statement of Income and Surplus, per books and pro forma,
12 months ended December 31, 1998

	There has been no material change, not in the ordinary course of business, in any of the balance sheets listed above since the date thereof.

17.	The Applicants respectfully request the Commission's approval of all transactions described herein, whether under the sections of the Act and rules thereunder enumerated herein or otherwise.

ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS

18.	(a)	The financial transactions described herein do not involve a major
Federal action significantly affecting the quality of the human environment.

(b) No Federal agency has prepared or is preparing an environmental impact statement with respect to the subject transactions.


                      SIGNATURES

	Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned Applicants have duly caused this Post-Effective Amendment to the Application/Declaration to be signed on their behalf by their undersigned officer thereunto duly authorized.


Dated this 8th day of April, 1999

				NORTHEAST UTILITIES
				THE CONNECTICUT LIGHT AND POWER COMPANY
				WESTERN MASSACHUSETTS ELECTRIC COMPANY

				By:  /s/	Randy A. Shoop
					Assistant Treasurer-Finance